                                   Exhibit 2

                  MERGER AGREEMENT AND PLAN OF REORGANIZATION


     THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), is made and entered into by and among IMPERIAL THRIFT AND LOAN ASSOCIATION, a California licensed industrial loan company ("Imperial"), ITLA CORP., a California business corporation and ITLA CAPITAL CORPORATION, a Delaware business corporation ("Holding"), effective as of the date executed by all of the parties.


                                  WITNESSETH:

     WHEREAS, Imperial is an industrial loan company duly organized and validly existing under the laws of the State of California, with authorized capital stock consisting of twenty million (20,000,000) shares of common stock, no par value ("Thrift Stock"), of which 7,820,500 shares are issued and outstanding and five million (5,000,000) shares of preferred stock, no par value, none of which are outstanding;

     WHEREAS, ITLA Corp. is a corporation duly organized and validly existing under the laws of the State of California, which is proposed to be a subsidiary of Holding and to have authorized capital stock consisting of 100 shares of common stock, par value $.01 per share ("ITLA Stock");

     WHEREAS, Holding is a capital stock corporation duly organized and validly existing under the laws of Delaware, with authorized capital stock consisting of twenty million (20,000,000) shares of common stock, par value $.01 per share ("Holding Stock") and five million (5,000,000) shares of preferred stock, par value $.01 per share;

     WHEREAS, Holding proposes to issue one share of its common stock to its incorporator for a purchase price of $10.00 and to purchase one share of the common stock of ITLA Corp. for $10.00;

     WHEREAS, it is the desire of the parties to this Agreement to adopt a plan of reorganization providing for the formation of a holding company for Imperial; and

     WHEREAS, a majority of the respective Boards of Directors of Imperial, ITLA Corp., and Holding have approved and authorized the execution of this Agreement pursuant to which the plan of reorganization, including the merger of ITLA Corp. into Imperial, will be implemented.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and in order to prescribe the plan of reorganization and merger, including its terms and conditions, the mode of carrying the same into effect, the manner and basis of converting Thrift Stock into Holding Stock and such other details and provisions as are deemed necessary or proper, the parties hereby agree as follows:

                                 ARTICLE I

                           MERGER AND REORGANIZATION

          1.1 Subject to the conditions hereinafter set forth, ITLA Corp. shall be merged into Imperial under the Articles of Incorporation of Imperial at the Effective Date (as defined in Article XI hereof) of the merger (the "Merger"). The Merger shall be effected pursuant to the provisions of, and with the effect provided in, the applicable provisions of the laws of the State of California and the federal laws of the United States and the requirements of the California Department of Corporations ("DOC") and the Federal Deposit Insurance Corporation (the "FDIC").

          1.2 On the Effective Date, the resulting entity in the Merger shall be Imperial (hereinafter referred to as the "Surviving Institution" whenever reference is made to it as of the Effective Date of the Merger or thereafter) which will continue to operate under its present name as "Imperial Thrift and Loan Association." The Articles of Incorporation and Bylaws of Imperial in effect on the Effective Date shall be the Articles of Incorporation and Bylaws of the Surviving Institution. The established offices and facilities of Imperial immediately prior to the Merger shall become the established offices and facilities of the Surviving Institution.

          1.3 On the Effective Date of the Merger, ITLA Corp. shall cease to exist separately and shall be merged with and into Imperial in accordance with the provisions of this Agreement and in accordance with the provisions of applicable laws, rules and regulations, and all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, chooses in action, rights and credits then owned by ITLA Corp. or which would inure to it, shall immediately, by operation of law and without any conveyance or transfer and without any further act or deed, be vested in and become the property of the Surviving Institution, which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by ITLA Corp. prior to such Merger. The Surviving Institution shall be deemed to be and shall be a continuation of the entity and identity of ITLA Corp. and Imperial and all of the rights and obligations of ITLA Corp. and Imperial shall remain unimpaired and the Surviving Institution, on the Effective Date of such Merger, shall succeed to all such rights and obligations and the duties and liabilities connected therewith on such Effective Date.

          1.4 On the Effective Date of the Merger, there will be no holders of investment certificates issued by ITLA Corp. Holders of investment certificates of Imperial as of the Effective Date of the Merger shall continue to be holders of the same interest of the Surviving Institution without change as to withdrawal value or other rights. No existing holder of any investment certificate shall have any of his rights impaired by virtue of the Merger contemplated hereby.

          1.5 The directors and officers of the Surviving Institution on the Effective Date shall be those persons who are directors and officers, respectively, of Imperial immediately before the Effective Date. The committees of the Board of Directors of the Surviving Institution on the Effective Date shall be the same as, and shall be composed of the same persons who were serving on, committees appointed by the Board of Directors of Imperial as they exist immediately before the Effective Date. The committees, if any, of officers of the Surviving Institution on the

Effective Date shall be the same as, and shall be composed of the same officers who were serving on, the committees of officers of Imperial as they exist immediately before the Effective Date.

          1.6 Except as expressly prohibited by applicable laws, all corporate acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals and authorizations of Imperial and ITLA Corp., their respective stockholders, Boards of Directors, committees elected or appointed by their Boards of Directors, and their respective officers and agents, which were valid and effective immediately before the Effective Date, shall be taken for all purposes at and after the Effective Date as the acts, plans and policies, applications, agreements, orders, registrations, licenses, approvals and authorizations of the Surviving Institution and shall be as effective and binding thereon as the same were with respect to Imperial and ITLA Corp. immediately before the Effective Date.

          1.7 On and after the Effective Date, the 1995 Employee Stock Incentive Plan and the 1995 Stock Option Plan for Non-Employee Directors of Imperial (the "Option Plans"), the Recognition and Retention Plan (the "RRP") and the Voluntary Retainer Stock and Deferred Compensation Plan for Outside Directors (the "Outside Director Plan") shall be assumed by Holding and shares and options for shares awarded under the Option Plans, and shares awarded under the RRP and the Outside Director Plan shall be shares of Holding Stock.


                                   ARTICLE II

                CONVERSION, EXCHANGE AND CANCELLATION OF SHARES

          2.1 The manner and basis of converting and exchanging the issued and outstanding shares of Thrift Stock into shares of Holding Stock and related transactions concerning ITLA Corp., shall be as hereinafter provided in this
Article II.

          2.2  On the Effective Date:

               (a) Each share of Thrift Stock outstanding on the Effective Date shall, without any action on the part of the holder thereof or Imperial or Holding, be converted into and exchangeable for one share of Holding Stock;

               (b) The outstanding share of ITLA Stock issued to Holding shall be cancelled and converted into the same number of shares of Thrift Stock issued and outstanding on the Effective Date; and

               (c) The share of Holding Stock previously issued to the incorporator and outstanding shall be cancelled for a redemption price of $10.00.

          2.3 On and after the Effective Date, each holder of a certificate or certificates which prior thereto represented outstanding shares of Thrift Stock shall be entitled, upon surrender of such certificate or certificates for cancellation to Holding, to receive as soon as practicable a new certificate representing the number of shares of Holding Stock into which such holder's shares of Thrift Stock were converted as a result of the Merger. Until so surrendered, each certificate theretofore evidencing Thrift Stock shall not be transferable on the books of the parties hereto, but shall be deemed to evidence ownership of the number of shares of Holding Stock into which such shares of Thrift Stock have been converted by virtue of the Merger.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF HOLDING

          Holding hereby represents and warrants as follows:

          3.1 Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. At the Effective Date, Holding will have corporate power to carry on its business as then to be conducted and will be qualified to do business in every jurisdiction in which the character and location of the assets to be owned by it or the nature of the business to be transacted by it require qualification.

          3.2 Holding has no subsidiaries other than ITLA Corp. at the date of this Agreement. Between the date hereof and the Effective Date, Holding will not create or acquire any subsidiaries, other than ITLA Corp., without the consent of Imperial.

          3.3 The authorized capital stock of Holding consists on the date hereof of twenty million (20,000,000) shares of common stock, par value $.01 per share, and five million (5,000,000) shares of preferred stock, par value $.01 per share. Except as set forth above or as contemplated by this Agreement or necessary for the effectuation of the Merger, as of the date hereof, Holding does not have any shares of its capital stock issued or outstanding and does not have any outstanding subscriptions, options or other agreements or commitments obligating it to issue shares of its capital stock.

          3.4 Compliance with the terms and provisions of this Agreement by Holding will not conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental authority, domestic or foreign, or of any agreement or instrument to which Holding is a party, or constitute a default thereunder.

          3.5 The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of Holding and has been approved by the incorporator as the sole stockholder of Holding.

          3.6 Holding has complete and unrestricted power to enter into and to consummate the transactions contemplated by this Agreement, subject to approval of this Agreement by the incorporator as sole stockholder of Holding and the provisions of Section 7.3 hereof.

          3.7 On or prior to the Effective Date, Holding will make available for issuance and delivery that number of shares of Holding Stock into which the outstanding Thrift Stock is to be converted and exchanged pursuant to the Merger as provided herein. All such shares of Holding Stock, when delivered in exchange for Thrift Stock, will be duly authorized, validly issued and outstanding, fully paid and non-assessable, and will be voting stock of Holding.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF IMPERIAL

          Imperial hereby represents and warrants as follows:

          4.1 Imperial is an industrial loan company duly organized, validly existing and in good standing under the laws of the State of California, and is duly authorized to carry on its business as it is now being conducted.

          4.2 The authorized capital stock of Imperial consists on the date hereof of twenty million (20,000,000) shares of common stock, no par value, of which 7,820,500 shares are issued and outstanding, and five million (5,000,000) shares of preferred stock, no par value, none of which are issued and outstanding.

          4.3 Compliance with the terms and provisions of this Agreement by Imperial will not conflict with, constitute a default under or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental authority, domestic or foreign, or of any agreement or instrument to which Imperial is a party.

          4.4 The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of Imperial.

          4.5 Imperial has complete and unrestricted power to enter into and to consummate the transactions contemplated by this Agreement, subject to the provisions of Sections 7.2 and 7.3 hereof.


                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF ITLA CORP.

          ITLA Corp. hereby represents and warrants as follows:

          5.1 ITLA Corp. is duly organized, validly existing and in good standing under the laws of the State of California.

          5.2 The authorized capital stock of ITLA Corp. consists of 100 shares of common stock, par value $.01 per share. Except for the share of ITLA Corp. stock issued to Holding for the effectuation of the Merger, prior to the Merger, ITLA Corp. will not have any shares of its stock issued and outstanding. There are no outstanding subscriptions, options or other arrangements or commitments obligating ITLA Corp. to issue any shares of its capital stock.

          5.3 Compliance with the terms and provisions of this Agreement by ITLA Corp. will not conflict with, constitute a default under or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental authority, domestic or foreign, or of any agreement or instrument to which ITLA Corp. is, or will be, a party.

          5.4 Prior to the Merger, the execution, delivery and performance of this Agreement will be duly authorized by the Board of Directors of ITLA Corp. and will be approved by Holding as the sole stockholder of ITLA Corp.

          5.5 ITLA Corp. has complete and unrestricted power to enter into and to consummate the transaction contemplated by this Agreement, subject to the approval of this Agreement and the Merger by Holding as sole stockholder of ITLA Corp. and the provisions of Section 7.3 hereof.


                                   ARTICLE VI

          OBLIGATIONS OF THE PARTIES PENDING THE EFFECTIVE DATE

          6.1 Prior to the Effective Date, (i) ITLA Corp. shall complete its organization and have directors who shall be duly elected and qualified, (ii) Holding shall complete its organization and have directors who shall be duly elected and qualified, and (iii) this Agreement shall be duly submitted to the stockholders of Imperial for the purpose of considering and acting upon this Agreement in the manner required by law. Each party shall use its best efforts to obtain the requisite approvals of this Agreement and the transactions contemplated herein and, after obtaining such approval, the parties through their respective officers and directors, shall execute and file with the appropriate regulatory authorities all documents and papers, and the parties shall take every reasonable action, necessary to comply with and to secure such approval of this Agreement and the transactions contemplated herein as may be required by all applicable statutes, rules and regulations.


                                  ARTICLE VII

                  CONDITIONS PRECEDENT TO THE CONSUMMATION OF
                         THE MERGER AND REORGANIZATION

          The obligations of the parties hereto to consummate the Merger and the reorganization contemplated hereby shall be subject to the conditions that on or before the Effective Date:

          7.1 Each of the parties hereto shall have performed and complied with all of its obligations hereunder which are to be complied with or performed on or before the Effective Date.

          7.2 This Agreement and related transactions contemplated hereby shall have been duly and validly authorized, approved and adopted at a meeting of stockholders duly and properly called for such purpose by Imperial by an affirmative vote of at least 50 percent of the outstanding voting stock of Imperial plus one affirmative vote, all in accordance with applicable law.

          7.3 Orders, consents and approvals, in form and substance reasonably satisfactory to all the parties hereto, shall have been entered by the DOC and the FDIC (or there shall have been received satisfactory assurance that such orders, consents or approvals are not required), granting the authority necessary for consummation of the transactions contemplated by this Agreement pursuant to the provisions of the requirements of the DOC and the FDIC, all other requirements prescribed by law and the rules and regulations of any other regulatory authority having jurisdiction over the transactions contemplated herein shall have been satisfied.

          7.4 There shall have been received from Silver, Freedman & Taff, L.L.P., Washington, D.C., special counsel to Imperial, an opinion to the effect that:

               1. The Merger will constitute a reorganization within the meaning of Section 368(a)(1(A) and 368(a)(2)E) of the Internal Revenue Code of 1986 (the "Code"). The reorganization will not be disqualified by reason of the fact that stock of Holding is used in the transaction (Section 368(a)(2)(E) of the Code). It will also not be disqualified by the substitution of Holding stock options for Thrift Stock options as discussed above (Rev. Rul. 70-269, 1970-1 C.B. 81). Holding, ITLA Corp. and Imperial will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

               2. No gain or loss will be recognized to ITLA Corp. on the transfer of substantially all of its assets to Imperial (Section 361(a) of the Code).

               3. No gain or loss will be recognized to Imperial on the receipt by Imperial of substantially all of the assets of ITLA Corp. in exchange for Thrift Stock (Section 1032(a) of the Code).

               4. Imperial's basis in each ITLA Corp. asset received in the transaction will be the same as the basis of those assets in the hands of ITLA Corp. immediately prior to the transaction (Section 362(b) of the Code).

               5. Imperial's holding period in each ITLA Corp. asset will include the period during which ITLA Corp. held such asset (Section 1223(2) of the Code).

               6. No gain or loss will be recognized by Holding upon the receipt of Thrift Stock (Section 354(a)(1) of the Code).

               7. No gain or loss will be recognized by the shareholders of Imperial on the exchange of their Thrift Stock solely for an identical number of shares of Holding Stock (Section 354(a)(1) of the Code).

               8. Each Imperial shareholder's basis in the Holding Stock received in the transaction will be the same as the basis in the Thrift Stock surrendered in the transaction (Section 358(a)(1) of the Code).

               9. The holding period of the Holding Stock to be received by Imperial shareholders includes the period during which the Thrift Stock surrendered in exchange therefor was held provided that the Thrift Stock was held as a capital asset in the hands of Imperial shareholders on the date of the exchange (Section 1223(1) of the Code).

               10. The net operating losses of Imperial, if any, will not be reduced or eliminated by reason of the proposed reorganization under
          Section 382 of the Code.

          7.5 No action, suit or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin or prohibit the Merger and reorganization contemplated herein, or which might restrict the operation of the business of the Surviving Institution or the ownership of the capital stock of the Surviving Institution or the exercise of any rights with respect thereto by Holding, or subject any of the parties hereto or any of their directors or officers to any liability, fine, forfeiture, or penalty on the grounds that the transactions contemplated hereby, the parties hereto or their directors or officers, have breached or will breach any applicable law or regulation, or have otherwise acted improperly in connection with the transactions contemplated hereby, and with respect to which the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit or proceeding raises substantial questions of law or fact which could reasonably be decided adversely to any party hereto or its directors or officers.

                                  ARTICLE VIII

                        ADDITIONAL CONDITIONS PRECEDENT

          8.1 Each obligation of Holding and ITLA to be performed on or prior to the Effective Date shall be subject to the satisfaction, on or before the Effective Date, of the following additional conditions:

               (a) The representations and warranties made by the Imperial in this Agreement shall be true as though such representations and warranties had been made or given on and as of the Effective Date; and

               (b) This Agreement and the transactions contemplated hereby shall have been duly and validly authorized, approved and adopted by Imperial.

          8.2 Each obligation of Imperial to performed on or prior to the Effective Date shall be subject to the satisfaction, on or before the Effective Date, of the following additional conditions:

               (a) The representations and warranties made by Holding and by ITLA contained in this Agreement shall be true as though such representations and warranties had been made or given on and as of the Effective Date;

               (b) This Agreement and the transactions contemplated hereby shall have been duly and validly authorized, approved and adopted by Holding and by ITLA; and

               (c) The shares of Holding Stock to be issued in the Merger shall have been approved for quotation on the National Association of Securities Dealers National Market System or accepted for trading on a national securities exchange.

                                   ARTICLE IX

                                   AMENDMENTS

          Imperial, Holding and ITLA Corp., by mutual consent of their respective Boards of Directors or incorporators, as the case may be, to the extent permitted by law, may amend, modify, supplement and interpret this Agreement in such manner as may be mutually agreed upon by them in writing at any time before or after the approval and adoption thereof by the stockholders of Imperial, provided, however, that no such amendment, modification, supplement or interpretation shall have a materially adverse impact on Imperial or its stockholders except with the approval of the stockholders of Imperial.


                                   ARTICLE X

                          TERMINATION AND ABANDONMENT

          10.1 Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Merger and reorganization abandoned at any time (whether before or after the approval and adoption thereof by the stockholders of Imperial) prior to the Effective Date:

                (a)  By mutual consent of the parties hereto;

                (b) By Holding or ITLA Corp., if any condition set forth in Sections 7.1 through 7.5 of Article VII or Section 8.1 of Article VIII has not been met or has not been validly waived or if; or

                (c) By Imperial, if any condition set forth in Sections 7.1 through 7.5 of Article VII or Section 8.2 of Article VIII has not been met or has not been validly waived.

          10.2 An election by a party hereto to terminate this Agreement and abandon the Merger and plan of reorganization as provided in Section 10.1 shall be exercised on behalf of such corporation by its Board of Directors or incorporators, as may be the case.

          10.3 In the event of the termination of this Agreement pursuant to the provisions of Section 10.1 hereof, this Agreement shall become void and have no effect and create no liability on the part of any of the parties hereto or their respective incorporators, directors, officers or stockholders in respect to this Agreement.

          10.4 Any of the terms or conditions of this Agreement (other than the necessary approvals of stockholders and government authorities) may be waived at any time by the party which is entitled to the benefit thereof, by action taken by its Board of Directors; provided, however, that such action shall be taken only if, in the judgment of the Board of Directors taking the action, such waiver will not have a materially adverse effect on the benefits intended under this Agreement to be afforded to the stockholders of Imperial.

                                   ARTICLE XI

                                 EFFECTIVE DATE

          The effective date of the Merger ("Effective Date") shall be the last day of the calendar month during which the last to occur of the following events takes place: (i) the Merger is approved by the DOC and the FDIC and the California Secretary of State certifies a copy of this Agreement, (ii) all other required regulatory approvals have been obtained, and (iii) all other conditions to the Merger herein set forth have been met. The Boards of Directors of Imperial, ITLA Corp. and Holding each specifically and expressly delegate to their respective chief executive officers the authority to change, by mutual consent of such officers, the Effective Date of the Merger if necessary to properly and efficiently accomplish the Merger.


                                  ARTICLE XII

                       TERMINATION OF REPRESENTATIONS AND
                       WARRANTIES AND CERTAIN AGREEMENTS

          The respective representations, warranties, covenants and agreements of the parties hereto in Articles III, IV and V hereof shall expire with, and be terminated and extinguished by, the Merger and reorganization pursuant to this Agreement at the time of the consummation thereof on the Effective Date. None of the parties shall be under any liability whatsoever with respect to any such representation, warranty, covenant or agreement which does not survive the Merger and reorganization, it being intended that the sole remedy of the parties for a breach of any such representation, warranty, covenant or agreement shall be to elect not to proceed with the Merger and reorganization if such breach has resulted in the failure to satisfy a condition precedent to such party's obligation to consummate the transactions contemplated hereby.


                                  ARTICLE XIII

                                 MISCELLANEOUS

          13.1 This Agreement embodies the entire agreement among the parties and there have been and are no agreements, representations or warranties among the parties other than those set forth or provided for herein.

          13.2 Any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

          13.3 Any notice or waiver to be given to any party shall be in writing and shall be deemed to have been duly given if delivered, mailed, or sent by prepaid telegram, addressed to such party at 700 North Central Avenue, Suite 600, Glendale, California 91203.

          13.4 The captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any paragraph hereof.

          13.5 Imperial will pay all fees and expenses incurred in connection with the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, Imperial, ITLA Corp. and Holding each under the authority of its Board of Directors have caused this Agreement to be executed with the intent to be legally bound hereby.

                                           IMPERIAL THRIFT AND
                                            LOAN ASSOCIATION
ATTEST:


By:  /s/ Michael L. Mayer                  By:  /s/ George W. Haligowski
     ------------------------------             --------------------------------
     Michael L. Mayer, Secretary                George W. Haligowski
                                                Chairman, President and Chief
                                                Executive Officer


Date:    May 3, 1996                       Date:    May 3, 1996
     ------------------------------             --------------------------------

                                           ITLA CORP.
ATTEST:


By:  /s/ Michael L. Mayer                  By:  /s/ George W. Haligowski
     ------------------------------             --------------------------------
     Michael L. Mayer, Secretary                George W. Haligowski
                                                Chairman, President and Chief
                                                Executive Officer


Date:    May 3, 1996                       Date:    May 3, 1996
     ------------------------------             --------------------------------


ATTEST:                                    ITLA CAPITAL CORPORATION


By:  /s/ Michael L. Mayer                  By:  /s/ George W. Haligowski
     ------------------------------             --------------------------------
     Michael L. Mayer, Secretary                George W. Haligowski
                                                Chairman, President and Chief
                                                Executive Officer


Date:    May 3, 1996                       Date:    May 3, 1996
     ------------------------------             --------------------------------